EXHIBIT 10.7

January 23, 2017

Ebun Garner

6936 Brass Place

Carlsbad, CA 92009

Re:Resignation and Transition Agreement

Dear Ebun,

This letter confirms your resignation from Alphatec Spine, Inc. (the “Company”).  You have been a long-term, valued member of the Company and its leadership team, and we desire your continued employment for a transition period, followed by ongoing consulting services for a term thereafter.  This letter contains the terms and conditions of your employment transition and consulting services (together, “the Services”).

Continuing Employment

You will remain a full-time employee of the Company through February 28, 2017 (the “Employment Term”).  During the Employment Term, you will retain your current title (Senior Vice President, General Counsel & Corporate Secretary) and monthly rate of pay ($23,333.33), and all other employee benefits to which you are entitled, and will continue to perform the full responsibilities of this role, while engaging in any and all necessary activities to successfully transition all matters, procedural and substantive, to me, or any other designated subject matter successor.  The details and scheduling of transition activities will be determined mutually by us the week of January 23.

Consulting Services

After the Employment Term, you agree to provide consulting services through December 31, 2017 (the “Consulting Term”).  The consulting services will include the following material terms:

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Scope of Services:  As reasonably requested, but including ongoing knowledge transfer regarding Company historical practices, processes and decision-making; assistance with factual development for existing litigation (actual and threatened); advice and counsel regarding corporate governance, Board meeting preparation and management; preparation, revision and review of public filings, etc.; and healthcare compliance initiatives and training.

•	Time Commitment: Not to exceed 10 hours per month.
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Location for Performance of Services:  The Consulting Services shall be provided via telephone conference or email, whenever practicable.  If circumstances reasonably require your presence at the Company, we will agree to a mutually acceptable date and time.

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Consulting Fee:  $10,000 per month, payable on the 15th day of each month, through the Consulting Term.  You agree that this Consulting Fee is conditioned upon your continuing ability to provide the Consulting Services, as needed, and that in the event you take an opportunity that prevents you from being able to provide the Consulting Services, the Consulting Fee payments will cease.

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Competitive Restriction and Additional Covenants:  During the term of the Services, you agree that you will not, on your own behalf or on behalf of any other person, partnership, association, corporation or other entity, use confidential and/or proprietary Company information to directly or indirectly solicit (either verbally or in writing), or in any manner influence or induce (or attempt to influence or induce) any surgeon, hospital, surgery center, supplier or agent of the Company to terminate, modify or amend its then-current relationship with the Company.  In addition, you further agree to honor the non-disclosure, non-solicitation and non-disparagement provisions as set forth in Sections 7.1, 7.2(b) and 7.2(c) of your Amended and Restated Employment Agreement, dated July 17, 2006 (the “Employment Agreement”), for the post-employment periods specified therein.

Release of Claims and Related Consideration

In exchange for your remaining through the Employment Term, and your execution of a release of claims (the Company’s standard form of agreement, with changes necessary to effectuate this letter), the Company shall provide you with the following consideration: (i) $23,333.33 per month, payable bi-weekly, subject to all tax withholdings, through December 31, 2017; (ii) healthcare, vision and dental coverage for yourself and your family (should you make a timely COBRA election) through December 31, 2017 (with a “gross-up” payment being made for any tax liabilities you incur related to such payments being made by the Company); and (iii) all of your outstanding stock options shall convert to non-qualified stock options and shall remain exercisable until each such stock option’s expiration date (as set forth in each option agreement).  In connection with this additional consideration, you agree to waive any right to, and immediately return to the Company, the option grant dated December 10, 2016.

This letter supersedes and replaces all other agreements, written or verbal, regarding the terms and conditions of your employment with the Company (except for Sections 7.1, 7.2(b), and 7.2(c) referenced above and incorporated herein).  Please sign and date this letter below, indicating your understanding and acceptance of this transitional role, and return the signed letter to me no later than Tuesday, January 24, 2017.

We thank you for your long, dedicated career with Alphatec Spine, and look forward to your continued engagement with the Company during the full term of the Services.

Sincerely,

/S/ Craig E. Hunsaker
Craig E. Hunsaker
Executive Vice President, People & Culture

Understood and accepted.

/S/ Ebun S. Garner
Ebun S. Garner

March 6, 2017

Ebun Garner

6936 Brass Place

Carlsbad, CA 92009

Dear Ebun,

This letter (the “Amendment Letter”) amends the terms of the Resignation and Transition Agreement (the “Agreement”), entered into by and among Alphatec Holdings, Inc. and Alphatec Spine, Inc. (collectively, the “Company”) and you, dated January 23, 2017, as follows:

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In consideration for you making yourself available during the month of March 2017, for hours in excess of the ten (10) hours per month envisioned in the Agreement, in order to provide consulting services and perform activities in connection with the Company’s public filings and potential capital raise, the Company agrees to extend the term of the Consulting Services in the Agreement from December 31, 2017 to February 28, 2018.

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In the event the Company terminates the Consulting Services in the Agreement prior to February 28, 2018, the Company will make a payment to you in the amount of $20,000, within five (5) days of such termination.

All other aspects of the Agreement remain unaffected by this Amendment Letter.

Sincerely,

/S/ Craig E. Hunsaker
Craig E. Hunsaker
EVP, People & Culture and General Counsel

Understood and accepted.

/S/ Ebun Garner
Ebun Garner